Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development and

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. ANNOUNCES FURTHER EXPANSION INTO

DIRECT SELLING CHANNEL

Company Enters Health & Wellness

Category with ViSalus Sciences

GREENWICH, CT, USA August 4, 2008: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that it has signed an agreement to purchase ViSalus Holdings, LLC through a series of investments through 2012.  ViSalus is a direct seller of nutritional supplements, energy drinks and weight management products sold to consumers in the United States one-on-one by independent distributors, approximately half of whom are men.

Commenting on the investment, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Today’s commitment builds further on Blyth’s long-term focus on direct-to-consumer sales opportunities.  Several years ago, we initiated a start up, Two Sisters Gourmet, which markets sauces, dips and related food products to consumers through the party plan method of direct selling.  Now, we are entering the health and wellness category.  Importantly, we are able to diversify within the direct selling channel with products that appeal to different consumer segments and do not compete with our core PartyLite business.”

Mr. Goergen continued, “Our partnership with the founders of ViSalus is mutually beneficial in that Blyth is entering into a third direct selling product category marketing consumable goods and ViSalus can leverage expertise from Blyth’s direct selling core competency, as well as various corporate functions required by a growing enterprise.  Moreover, longer term, our experience entering international markets should be beneficial to ViSalus’s expansion.”

ViSalus Holdings LLC was founded by Ryan Blair, Nick Sarnicola and Blake Mallen in March 2005.  The founders and the ViSalus management team will retain their roles and lead the company.

“The stakeholders of ViSalus are thrilled that ViSalus will become a member of the Blyth family of companies.  Our union with Blyth will provide significant resources, helping our Company to achieve its objectives,” stated Ryan Blair, CEO of ViSalus Holdings LLC.

The acquisition of ViSalus by Blyth involves related parties.  Several years ago, the Ropart Asset Management Fund I (www.ropart.com), a private equity vehicle owned by the Goergen family, provided seed capital for ViSalus, and one of Mr. Goergen’s sons, who is not involved with Blyth, was elected to the Board of Managers of ViSalus.  As a result, Blyth’s Board of Directors took a number of additional steps designed to ensure that the transaction was considered, analyzed, negotiated and approved objectively and independently.  Several months ago the board formed a committee comprised solely of independent directors to explore and analyze in detail the process by which management identified, proposed, analyzed and negotiated the acquisition to ensure that management was acting independently and in the best interests of Blyth and its shareholders.

The committee retained Bryant Park Capital, Inc. and received their opinion to the effect that, as of July 29, 2008 and based upon and subject to the matters stated in its opinion, the consideration to be paid by Blyth pursuant to the purchase agreement was fair from a financial point of view to Blyth.  The committee retained the law firm of Morgan Lewis & Bockius, LLP to advise it with respect to the transaction.  Following this process and after consideration of the relationships and the interests of the Goergen family, the independent members of Blyth’s board concluded based on the recommendation of the committee that the transaction is in the best interests of Blyth and approved the transaction.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

ViSalus Holdings LLC. with offices in Troy Michigan and Los Angeles California, is a leading Weight Management and Nutritional Supplement maker utilizing the direct selling channel to distribute its products. The company provides innovative health solutions through high quality wellness products such as the Vi-PAK Advanced Anti-Aging and Energy System, ViSalus NEURO Smart Energy Drink, and the Trim Slim Shape Program for healthy weight loss and weight management.

ViSalus may be found on the Internet at www.visalus.com

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

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